SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BIOLASE TECHNOLOGY, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 29, 2003

TO OUR STOCKHOLDERS:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BioLase Technology, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, April 29, 2003, at 2:00 p.m. Pacific Time at the Company’s offices at 981 Calle Amanecer, San Clemente, California 92673, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect four directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003;

3.	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

          Only stockholders of record at the close of business on March 12, 2003 are entitled to notice of and to vote at the Annual Meeting.  The stock transfer books of the Company will remain open between the record date and the date of the meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company and at the Annual Meeting.

          All stockholders are cordially invited to attend the meeting in person.  Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience.  Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted.  You may revoke your proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ FEDERICO PIGNATELLI

Federico Pignatelli
Chairman of the Board of Directors

San Clemente, California
March 25, 2003

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BIOLASE TECHNOLOGY, INC.
981 Calle Amanecer
San Clemente, California 92673

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2003

General

          The enclosed proxy (the “Proxy”) is solicited on behalf of the Board of Directors of BioLase Technology, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 29, 2003 (the “Annual Meeting”) and at any adjournment or postponement thereof.  The Annual Meeting will be held at 2:00 p.m. Pacific Time at the Company’s offices at 981 Calle Amanecer, San Clemente, California 92673.  These Proxy solicitation materials were mailed on or about March 27, 2003 to all stockholders entitled to vote at the Annual Meeting.

Voting; Quorum

          The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy.  On March 12, 2003, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 20,513,329 shares of the Company’s common stock (the “Common Stock”) were outstanding.  No shares of the Company’s preferred stock are outstanding.  Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date.  Stockholders may not cumulate votes in the election of directors.

          The presence at the Annual Meeting, either in person or by proxy, of holders of shares of the Company’s outstanding stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business.  In the election of directors, the four nominees receiving the highest number of affirmative votes will be elected.  With regard to Proposal Two, the affirmative vote of the holders of Common Stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter is being sought.

          All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders.  With regard to Proposal Two, abstentions will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been approved.

Proxies

          If the enclosed form of Proxy is properly signed and returned to the Company, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon.  If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal Two described in the accompanying Notice and Proxy.  You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices at 981 Calle Amanecer, San

Clemente, California 92673 a notice of revocation or another signed Proxy with a later date.  You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

          The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  The Company may retain a proxy solicitor to assist in the distribution of Proxies and Proxy solicitation materials.  Generally, the fee for such services is approximately $15,000 plus expenses.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of the Company.  No additional compensation will be paid to these individuals for any such services.  Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

          Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2004 Annual Meeting of Stockholders must be received no later than November 28, 2003, in order that they may be included in the proxy statement and form of proxy relating to that meeting.  In addition, the proxy solicited by the Board of Directors for the 2004 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal no later than February 16, 2004.

Note with Respect to Forward-Looking Statements

          The Company has made forward-looking statements in this Proxy Statement that relate to expectations concerning matters that are not historical facts.  Words such as “projects,” “believes,” anticipates,” “plans,” “expects,” “intends” and similar words and expressions are intended to identify forward-looking statements.  Although the Company believes that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, including risks described in this Proxy Statement.  All forward-looking statements attributable to the Company are expressly qualified in their entirety by such language.  The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

          The Board of Directors currently consists of four persons whose term of office expires at the Annual Meeting.  The directors to be elected will serve until the 2004 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.  If this proposal is approved, the Board will consist of four persons.

          Each nominee for election is currently a director of the Company and has agreed to serve if elected.  Management has no reason to believe that any of the nominees will be unavailable to serve.  In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for substitutes.  Unless otherwise instructed, the proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the 2004 Annual Meeting of Stockholders

          Federico Pignatelli, 51, has served as the Company’s Chairman of the Board since 1994 and as a director of the Company since 1991.  He has served as Chairman of the Board and Chief Executive Officer of Studio Management, Inc. and as general partner of Pier 59 Studio, L.P., in New York, the world’s largest complex of digital photographic studios, since 1994.  Previously, Mr. Pignatelli was President of Universal Image Corporation, was Managing Director at Gruntal & Company, an investment banking and brokerage firm and was Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.

          William A. Owens, 62, has served as a director of the Company since 1998.  Admiral Owens has served as Co-Chief Executive Officer since 1999, and Vice Chairman since 1998, of Teledesic LLC, a developer of satellite communications networks.  He also has served as Chief Executive Officer of Teledesic Holdings Ltd., an affiliate of Teledesic LLC.  From 1996 to 1998, Admiral Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation.  Admiral Owens retired from the U.S. Navy in 1996 after 34 years of service.  During his naval career, his positions included Vice Chairman of the Joint Chiefs of Staff, the nation’s second-highest ranking military officer, from 1993 to 1996; Deputy Chief of Naval Operations for Resources, Warfare Requirements and Assessments from 1991 to 1993; Commander of the U.S. Sixth Fleet from 1990 to 1991; and senior military assistant to the Office of the Secretary of State from 1988 to 1991.  Admiral Owens also serves as a director of British American Tobacco Holding Ltd., Symantec Corporation and Microvision, Inc., as well as other public and private corporations.

          Jeffrey W. Jones, 46, has served as President, Chief Executive Officer and a director of the Company since 1998 and as Managing Director of BIOLASE Europe GmbH, a subsidiary of the Company, since 2001.  From 1986 to 1998, Mr. Jones served in various executive capacities, including President and Chief Executive Officer, at HGM Medical Laser Systems, Inc., a manufacturer of medical lasers used in ophthalmologic, dental and anesthetic applications.

          George V. d’Arbeloff, 57, has served as a director of the Company since 1996.  Since 2000, Mr. d’Arbeloff has served as the Chairman of Big Idea Group, Inc., a company that links inventors with other companies buying innovation.  From 1996 to 2000, Mr. d’Arbeloff served as Chief Executive Officer of Retail Solutions, Inc., a small early-stage private company which sought protection under 11 USC Sec. 7.01 et. seq. in June 2000.  From 1967 to 1996, he served in various executive capacities at Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Investor Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manager of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

Board Committees and Meetings

          The Board of Directors held three meetings and acted by written consent various times during the fiscal year ended December 31, 2002 (the “2002 Fiscal Year”).  The Board has an Audit Committee and a Compensation Committee.  Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2002 Fiscal Year.

          Audit Committee.  The Audit Committee currently consists of three directors, Messrs. Pignatelli, Owens and d’Arbeloff, and is primarily responsible for approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls.  The committee also reviews the Company’s financial reports, its accounting and financial policies in general, and management’s procedures and policies with respect to the Company’s internal accounting controls.  The Audit Committee held three meetings during the 2002 Fiscal Year and did not act by written consent during the 2002 Fiscal Year.

          The Board of Directors adopted and approved a written charter for the Audit Committee on February 26, 2001, a copy of which was attached as Appendix A to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 9, 2001.  The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

          Compensation Committee.  The Compensation Committee currently consists of two directors, Messrs. Pignatelli and d’Arbeloff, and is primarily responsible for reviewing and developing the Company’s general compensation policies and making recommendations to the Board of Directors on compensation levels for the Company’s executive officers.  The Compensation Committee also reviews and makes recommendations to the Board of Directors on matters relating to employee compensation and benefit plans.  The Compensation Committee held two meetings during the 2002 Fiscal Year and did not act by written consent during the 2002 Fiscal Year.

Director Compensation

          Directors who are not employees of the Company or any of its subsidiaries do not currently receive any cash compensation from the Company for their service as members of the Board of Directors or any Board committee.  However, directors are reimbursed for all reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

          Under the automatic option grant program in effect under the 2002 Stock Incentive Plan, each individual who is elected to the Board as a non-employee director, at an annual meeting of stockholders or at a special meeting at which directors are elected, automatically is granted, on the date of such election, a non-statutory option to purchase 30,000 shares of Common Stock.  Each option vests at a rate of 7,500 shares per quarter, commencing three months after the date of grant.  If a non-employee director becomes a director for the first time on a date other than the date of a meeting at which all directors are elected, he or she automatically is granted a non-statutory option to purchase the number of shares equal to (a) 2,500 multiplied by (b) the difference between 12 and the number of months since the last meeting at which directors were elected, vesting at a rate of 2,500 shares per month.

          Each automatic grant under the 2002 Stock Incentive Plan has an exercise price per share equal to the fair market value per share of common stock on the grant date and has a maximum term of ten years, subject to earlier termination twelve months after the date of the optionee’s cessation of Board service for any reason.  Each automatic option is immediately exercisable for all of the option shares.  However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the optionee cease Board service prior to vesting in those shares.  The shares subject to each initial option grant and each annual option grant will immediately vest in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director.

          Under this formula option grant program, Messrs. Pignatelli, Owens and d’Arbeloff each received an automatic option grant on May 23, 2002 to purchase 30,000 shares of Common Stock at an exercise price of $5.31 per share.

Required Vote

          The four nominees receiving the highest number of affirmative votes of the outstanding shares of the Common Stock present or represented by proxy and entitled to be voted for them, shall be elected as directors.  Each Proxy cannot be voted for a greater number of persons than four.

Recommendation of the Board of Directors

          The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO:

RATIFICATION OF INDEPENDENT ACCOUNTANTS

          The Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent public accountants for the Company during the 2002 Fiscal Year, to serve in the same capacity for the year ending December 31, 2003, and is asking the stockholders to ratify this appointment.  Stockholder ratification of such selection is not required by the Company’s Bylaws or other applicable legal requirement.  However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  In the event the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

          A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees Billed to Company by PricewaterhouseCoopers LLP during 2002 Fiscal Year:

          Audit Fees

          Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company’s 2002 Fiscal Year for the audit of the Company’s annual consolidated financial statements and a review of those consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q totaled $76,490.

          Financial Information Systems Design and Implementation Fees

          The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the 2002 Fiscal Year.

          All Other Fees

          Fees billed to the Company by PricewaterhouseCoopers LLP during the Company’s 2002 Fiscal Year for all other non-audit services rendered to the Company, including tax related services, totaled $32,770.

Determination of Independence

          The Company’s Audit Committee has determined that the fees received by PricewaterhouseCoopers LLP for the non-audit related services listed above are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote

          The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the meeting is being sought to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2003.

Recommendation of the Board of Directors

          The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent accountants for the fiscal year ending December 31, 2003.

OTHER MATTERS

          The Company knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

          The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of February 12, 2003 by (i) all persons who are known to the Company to be beneficial owners of five percent (5%) or more of the Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and (iv) all current directors and executive officers as a group.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)

Federico Pignatelli (2)	768,750	3.67%
William A. Owens (3)	135,000	*
Jeffrey W. Jones (4)	717,700	3.38%
George V. d’Arbeloff (5)	189,017	*
Keith G. Bateman (6)	191,550	*
Edson J. Rood (7)	116,669	*
All current directors and executive officers as a group (6 persons) (8)	2,106,186	10.13%

*	Represents less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.  Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 12, 2003 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.  Unless otherwise indicated, the address for each of the individuals listed in the table is care of BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673.  Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.  Percentage of beneficial ownership is based on 20,513,329 shares of Common Stock outstanding as of February 12, 2003.

(2)	Includes 413,750 shares subject to options, all of which are exercisable within 60 days of March 12, 2003.

(3)	Consists of 135,000 shares subject to options, all of which are exercisable within 60 days of March 12, 2003.

(4)	Includes 707,000 shares subject to options, all of which are exercisable within 60 days of March 12, 2003.

(5)	Includes 170,835 shares subject to options, all of which are exercisable within 60 days of March 12, 2003.

(6)	Includes 187,500 shares subject to options, all of which are exercisable within 60 days of March 12, 2003.

(7)	Consists of 116,689 shares subject to options, all of which are exercisable within 60 days of March 12, 2003.

(8)	See notes 2-7 above.

EQUITY COMPENSATION PLAN INFORMATION

          The following table provides information as of December 31, 2002 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders (1)	2,759,184	$3.38	1,182,024
Equity Compensation Plans Not Approved by Stockholders (2)	278,500	$2.54	13,359
Total	3,037,684	$3.30	1,195,383

(1)	Consists solely of the 2002 Stock Incentive Plan and 1993 Stock Option Plan.

(2)

Consists solely of the 1992 Stock Option Plan, the 1990 Stock Option Plan, options granted to service providers outside of any option plan and warrants issued as compensation for credit facility extensions.  No options under these plans are held by any of our directors or named executive officers.

The 1992 and 1990 Stock Option Plans

          The 1992 Stock Option Plan (the “1992 Plan”) was implemented by the Board on July 24, 1992 and the 1990 Stock Option Plan (the “1990 Plan”) was implemented by the Board on December 15, 1990.  The 1992 Plan and 1990 Plan are non-shareholder approved plans under which options may be granted to directors, officers or employees of BioLase.  The Board authorized 150,000 shares of common stock and 375,000 shares of common stock for issuance under the 1992 Plan and 1990 Plan, respectively.  Options under these plans were granted with an exercise price per share equal to the fair market value per share of common stock on the grant date and vested in installments during the optionee’s period of service with BioLase.  The plan administrator (either the Board or a Board committee) may cause options to vest on an accelerated basis in the event BioLase is acquired and those options are not assumed or replaced by the acquiring entity.  Each option has a maximum term (not to exceed 10 years) set by the plan administrator at the time of grant, subject to earlier termination following the optionee’s cessation of employment.

          Options granted under the 1992 Plan and 1990 Plan also may include the right to acquire an Accelerated Ownership Nonqualified Stock Option (“AO Option”).  If an option grant contains this feature and if the optionee pays all or part of the purchase price of the option with shares of common stock held by the optionee for at least six months, then upon exercise of the option, the optionee is granted an AO Option to purchase at the fair market value as of the date of the AO Option grant the number of shares of common stock equal to the sum of the number of whole shares used by the optionee in payment of the purchase price and the number of whole shares, if any, withheld by BioLase as payment for withholding taxes.  An AO Option may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the option to which the AO Option is related.

          Share issuances under the 2002 Stock Incentive Plan and 1993 Stock Option Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the 1992 Plan and 1990 Plan, and share issuances under 1992 Plan and 1990 Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the 2002 Stock Incentive Plan and 1993 Stock Option Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Directors, Executive Officers and Key Employees of the Company

          The following table sets forth certain information regarding the directors, executive officers and certain key employees of the Company as of February 12, 2003:

Name	Age	Positions with the Company

Federico Pignatelli (1)(2)	51	Chairman of the Board
William A. Owens (1)	62	Director
Jeffrey W. Jones	46	President, Chief Executive Officer and Director
George V. d’Arbeloff (1)(2)	57	Director
Keith G. Bateman	49	Executive Vice President, Vice President Global Sales
Edson J. Rood	59	Vice President, Chief Financial Officer and Secretary
Ioana Rizoiu	38	Vice President, Research and Development

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

          The following is a brief description of the capacities in which each of the Company’s directors, executive officers and key employees has served during the past five years.  The biographies of Federico Pignatelli, William A. Owens, Jeffrey W. Jones and George V. d’Arbeloff appear earlier in this Proxy Statement.  See “Proposal One: Election of Directors.”

          Keith G. Bateman has served as Executive Vice President since 2002 and Vice President of Global Sales from 1999 to 2001.  From 1994 to 1998, Mr. Bateman held executive positions with the international and domestic divisions of HGM Medical Laser Systems, Inc., a manufacturer of medical lasers used in ophthalmologic, dental and anesthetic applications.  Prior to that, he held several positions in sales, marketing and management at various companies in the computer industry.

          Edson J. Rood has served as Vice President, Chief Financial Officer and Secretary since July 2001.  From 1990 to 2001, Mr. Rood served as Chief Financial Officer for Scripps Health.  Prior to that, Mr. Rood served as Vice President of Finance for Scripps Hospitals, and he served with the accounting firm of Arthur Young & Company.

          Ioana Rizoiu has served as Vice President of Research and Development since 1997.  From 1995 to 1997, Ms. Rizoiu served as Director of Research and Development and from 1992 to 1995; she was a physicist at the Company.

          The Company’s executive officers are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors, subject to the terms of any employment agreements with the Company, until their successors have been duly elected and qualified or until their earlier resignation or removal.  There are no family relationships among any of the directors or executive officers of the Company.

Summary of Cash and Certain Other Compensation

          The following table provides certain summary information concerning the compensation earned by the Company’s Chief Executive Officer and each of the executive officers of the Company whose salary and bonus for the 2002 Fiscal Year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2000, 2001 and 2002.  The listed individuals shall be hereinafter referred to as the “named executive officers.”  No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2002 Fiscal Year have been excluded by reason of their termination of employment or change in executive status during that year.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation					Long-Term Compensation Awards

Name and Principal Positions		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)

Jeffrey W. Jones	2002	$240,000			42,000	(1)
President and Chief	2001	240,000					300,000
Executive Officer	2000	240,000
Keith G. Bateman	2002	110,000	137,362	(2)
Executive Vice President	2001	110,000	69,019	(2)			100,000
	2000	110,000	27,442	(2)
Edson J. Rood	2002	150,000
Vice President and Chief	2001	64,435					200,000
Financial Officer

(1)	Represents housing allowance awarded in 2002 pursuant to employment agreement.

(2)	Represents commissions earned.

Stock Options and Stock Appreciation Rights

No stock options or stock appreciation rights were granted to the named executive officers during the 2002 Fiscal Year.

Aggregated Option\Fiscal Year-End Value

          The following table provides information, with respect to the named executive officers, concerning unexercised options held by them at the end of the 2002 Fiscal Year.  None of the named executive officers exercised any stock options during the 2002 Fiscal Year and no stock appreciation rights were held by the named executive officers at the end of such year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Number Of Securities Underlying Unexercised Options At Fiscal Year End (#)		Value Of Unexercised In-The-Money Options At Fiscal Year End ($ (1)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey W. Jones	657,000	150,000	1,754,055	96,000
Keith G. Bateman	175,000	50,000	432,719	32,000
Edson J. Rood	100,000	100,000	110,000	110,000

(1)

Based upon the market price of $5.49 per share, determined on the basis of the closing sale price per share of Common Stock on the Nasdaq National Market on the last day of the fiscal year ended December 31, 2002, less the option exercise price payable per share, multiplied by the number of shares underlying the options.

Employment Contracts, Termination of Employment and Change in Control Arrangements

          In January 2002, the Company entered into an employment agreement and a stock option agreement with Jeffrey W. Jones, its President and Chief Executive Officer.  Under the terms of the employment agreement, Mr. Jones receives a base annual salary of $240,000, an annual bonus equal to 0.5% of all sales in excess of $10,000,000 for the fiscal years 2002 and 2003, and a monthly housing allowance of $3,500 for the fiscal year 2002 for expenses incurred in maintaining a residence in California in connection with his employment with the Company.  Mr. Jones also is entitled to receive an automobile allowance, four weeks’ paid vacation per year, reimbursement of reasonable periodic travel expenses for traveling to and from his permanent residence in Wyoming, and other executive benefits.  The term of Mr. Jones’ agreement ends on December 31, 2003, but his employment will continue on a calendar quarter to calendar quarter basis on the terms existing at that time until terminated on at least 90 days prior notice by either party, or until the employment agreement is amended, renewed or extended.  The Company may immediately terminate the employment agreement at any time for cause as defined in the employment agreement.  If the Company terminates Mr. Jones’ employment subsequent to January 1, 2003 other than for cause, Mr. Jones will be entitled to receive salary and bonus payments for at least an additional six months, and severance pay in an amount equal to at least six times his base monthly salary.

          In addition, Mr. Jones was granted a stock option to purchase up to 300,000 shares of Common Stock at an exercise price of $5.17 per share, which is equal to the fair market value of the Common Stock on December 20, 2001.  The stock option vests at a rate of 12,500 shares per month and expires ten years from the date of grant, subject to earlier termination should Mr. Jones cease to provide service to the Company.  If Mr. Jones’ employment is terminated by the Company other than for cause, the stock option will continue to vest for the longer of the balance of the calendar year in which the termination occurs or six months following the termination.

          In Mr. Jones’ employment agreement, the Company agreed to indemnify Mr. Jones to the maximum extent permitted under Delaware law against any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, threatened or initiated against Mr. Jones by reason of the fact that he was serving as an officer, director, employee or agent of the Company or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          In January 1999, the Company entered into an agreement with Keith G. Bateman, its Executive Vice President.  Under the terms of this agreement, in the event of an acquisition or merger of the Company, the surviving entity either must offer Mr. Bateman a one-year employment agreement with the same or better terms of compensation or must pay Mr. Bateman severance in an amount equal to nine times his monthly base salary, commissions and bonus.

          The Company’s Plan Administrator has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change of control event.

AUDIT COMMITTEE REPORT

          The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

          The following is the Report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2002, included in the Company’s Annual Report on Form 10-K for that year, which include the consolidated balance sheets of the Company as of December 31, 2002, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002, and the notes thereto.

Review with Management

          The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Accountants

          The audit committee has discussed with the Company’s independent accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

          The audit committee also has received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

Conclusion

          Based on the review and discussions referred to above in this Report, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

Federico Pignatelli
William A. Owens
George V. d’Arbeloff

Compensation Committee Interlocks and Insider Participation

          During 2002, the Compensation Committee consisted of Messrs. Pignatelli and d’Arbeloff.  Except for Mr. Pignatelli, the Company’s Chairman, no member of the Compensation Committee was an officer or employee of the Company at any time during the 2002 fiscal year or at any other time.  The Board of Directors as a whole, including the Company’s Chief Executive Officer, Jeffrey W. Jones, made all compensation decisions with respect to the Company’s executive officers during 2002.  No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

REPORT ON EXECUTIVE COMPENSATION

          During 2002, the Compensation Committee’s primary responsibility was to review and develop the Company’s general compensation policies and make recommendations to the Board of Directors on compensation levels for the Company’s executive officers.  After receiving and reviewing the Compensation Committee’s recommendations, the Board of Directors decided the overall compensation packages, including option grants, provided to each of the executive officers of the Company, including the President and Chief Executive Officer.

          General Compensation Policy.  The Board and the Compensation Committee believe that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders.  In addition, the Company’s compensation programs are meant to support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success.  When establishing overall compensation, the Board or the Compensation Committee takes into consideration the amounts paid to executive officers of companies with business structure, size, location and stage of development similar to the Company.

          The goal of the Board and the Compensation Committee is to attract and retain executive officers who will strive for excellence and to motivate those individuals to achieve superior performance by providing them with rewards for assisting the Company in meeting targets regarding revenues, profitability and technology development.  In order to achieve this goal, the policy of the Board and the Compensation Committee is to provide the Company’s Chief Executive Officer and other executive officers with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance.  The objective of the Board and the Compensation Committee is to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance.  Accordingly, the compensation package for the Chief Executive Officer and other executive officers is comprised of three elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) a discretionary annual incentive bonus payable in cash and tied to the Company’s achievement of annual financial and other performance goals; and (3) where appropriate, long-term stock-based incentive awards designed strengthen the mutuality of interests between the executive officer and the Company’s stockholders.

          The Board or the Compensation Committee periodically reviews total compensation levels and the distribution of compensation among the three elements identified above for each of the executive officers in the context of the compensation policy of the Company and compensation packages awarded to executive officers in comparable positions at companies within related industries.  The Board and the Compensation Committee believe that the Company’s most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which the Company is usually compared for purposes of stock performance.

          Base Salary.  During 2002, the Compensation Committee reviewed the base salary of each executive officer.  In assessing appropriately competitive salary levels, the Compensation Committee considered each officer’s position, experience and tenure with the Company, the duties and changes in duties of each officer, the past accomplishments and expected future contributions of each officer, and information on competitive compensation levels for similar executive positions.  Based upon this evaluation, the Board of Directors decided not to adjust base salaries of the Company’s executive officers during 2002. Effective January 1, 2003 the Compensation Committee recommended and the Board agreed to increase the base salary of Keith Bateman, Executive Vice President, to $150,000, commensurate with his promotion in title.

          Discretionary Annual Incentive Bonuses.  An executive officer may be awarded discretionary annual incentive bonuses based on the Company’s results of operations and financial performance, the performance of the executive officer in that officer’s area of responsibility and the officer’s contribution to the Company’s operating performance.  Based on these criteria, no discretionary bonuses were awarded during 2002.

          Long Term Stock-Based Incentives.  Stock-based incentives are designed to align the interests of the Company’s executive officer with those of the Company’s stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.  Options allow the officers to acquire shares of Common Stock at a fixed price per share (generally the market price on the grant date) over a specified period of time (up to ten years).  Options generally become exercisable in a series of installments over a two to four-year period, contingent upon the officer’s continued employment with the Company.  Accordingly, options provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

          The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer, is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term.  The Board or the Compensation Committee may also take into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual.  The relevant weight given to each of these factors varies from individual to individual.  Based on these criteria, no option grants to any of the Company’s executive officers were made during 2002.

          CEO Compensation.  In setting the total compensation payable to the Company’s Chief Executive Officer for 2002, the Board of Directors sought to provide Mr. Jones with a stable level of cash compensation within the range of compensation found among competitive companies, and to recognize Mr. Jones’ contributions to the Company’s overall performance.  It was determined that the level of Mr. Jones’ cash compensation did not require adjustment during the year.  Mr. Jones’ employment agreement with the Company expires on December 31, 2003.

          Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year.  The limitation applies only to compensation that is not considered to be performance-based.  Non-performance-based compensation paid to the Company’s executive officers for the 2002 fiscal year did not exceed the $1.0 million limit per officer, and the Company does not expect the non-performance-based compensation to be paid to its executive officers for the 2003 fiscal year to exceed that limit.  Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1.0 million limit, the Company does not expect to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers so as to qualify that compensation as performance-based compensation under Section 162(m).  The Company will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

          Option grants made under the 1998 Plan did not meet the requirements necessary to qualify as performance based compensation because the 1998 Plan did not impose the requisite limitation on the maximum number of shares for which option grants could be made to any one individual.  However, the 2002 Stock Incentive Plan, which replaces the 1998 Plan, imposes the requisite limitation on the maximum number of shares for which options may be granted per individual.  Therefore, assuming a committee comprised solely of outside directors as required by Section 162(m) makes all option grants to executive officers of the Company, any compensation deemed paid in connection with the exercise of future option grants made to executive officers under the 2002 Stock Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1.0 million limitation.

          It is the opinion of the Board of Directors and the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Board of Directors

Federico Pignatelli
William A. Owens
Jeffrey W. Jones
George V. d’Arbeloff

STOCK PERFORMANCE GRAPH

          The graph depicted below shows a comparison of cumulative total stockholder returns for the Company’s Common Stock, the S&P SmallCap 600 Index and the Nasdaq Medical Devices, Instruments and Supplies, Manufacturers and Distributors (“Med Devices”) Index for the period from December 31, 1997, the last trading day before the beginning of fiscal year 1998, to December 31, 2002, the last trading day of the 2002 Fiscal Year.

	Base Period	INDEXED RETURNS

	Years Ended December 31,

Company/Index/Market	1997	1998	1999	2000	2001	2002

BioLase Technology, Inc.	$100.00	64.16	81.14	50.95	171.80	165.76
S&P SmallCap 600 Index	100.00	98.69	110.94	124.03	132.13	112.80
Nasdaq Med Devices Index	100.00	111.33	134.83	139.10	152.93	123.78

(1)

The graph assumes that $100 was invested in the Company on December 31, 1997, in the Common Stock and in each index, and that all dividends were reinvested.  The Company has not paid or declared any cash dividends on the Common Stock.

(2)	The graph is required to be presented by the Securities and Exchange Commission. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

          Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Report on Executive Compensation is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since January 1, 2002, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock.  Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2002 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2002 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

          The Company filed with the Securities and Exchange Commission an Annual Report on Form 10-K on March 24, 2003.  A copy of the Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.  No separate annual report to the stockholders was prepared by the Company.  Stockholders may obtain a copy of the report on Form 10-K, without charge, by writing to BioLase Technology, Inc., 981 Calle Amanecer, San Clemente, California 92673.

By Order of the Board of Directors

/s/ EDSON J. ROOD

Edson J. Rood
Secretary

Dated:  March 24, 2003

PROXY

BIOLASE TECHNOLOGY, INC.

Annual Meeting of Stockholders, April 29, 2003

This Proxy is Solicited on Behalf of the Board of Directors of

BIOLASE TECHNOLOGY, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on Tuesday, April 29, 2003 and the Proxy Statement and appoints Jeffrey W. Jones and Edson J. Rood, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE TECHNOLOGY, INC. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2003 Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 981 Calle Amanecer, San Clemente, California 92673, on Tuesday, April 29, 2003, at 2:00 p.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

The Board of Directors recommends a vote IN FAVOR OF the directors listed below and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed below and IN FAVOR OF the other proposals Two and Three.

1. To elect four directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

Nominees:	01 Federico Pignatelli 02 William A. Owens	☐	FOR the nominees	☐	WITHHOLD AUTHORITY to vote for nominees	☐	*EXCEPTIONS
03 Jeffrey W. Jones
04 George V. d’Arbeloff

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2003.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.	☐	FOR	☐	AGAINST	☐	ABSTAIN

Please sign your name

(Authorized Signature(s))
Date:

PLEASE DETACH HERE

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope